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                                 EXHIBIT 8.2.3.


MORGAN BEAUMONT, INC. PROVIDES FISCAL 2005 OUTLOOK
Monday March 21, 2005 PM US Eastern Timezone

Strong Revenue Growth Expected Throughout the Year; On Track to Have 100,000 Point of Purchase Locations in Place By Year-End

SARASOTA, Fla. - (PRNewswire-FirstCall) - March 21, 2005 - Morgan Beaumont, Inc., (OTCBB:MBEU - News) a premier technology solutions provider to the Stored Value and Debit Card market and issuer of signature-based VISA, MasterCard hologram cards and Debit Card Solutions, today announced that it expects revenues to more than double in its fiscal second quarter ending March 31, 2005 sequentially over fiscal first quarter results. The company also announced that management's plan to have 100,000 Point of Purchase (POP) locations in place by calendar year-end 2005 is realistic and expects that it should double sales again sequentially in its fiscal third quarter.

The company also announced today that it is achieving these results despite experiencing delays on the rollout of its technology programs and anticipated card sales to date. These delays are primarily due to: 1) the difficulty in recruiting software programmers; 2) management changes at a large customer that impeded the planned deployment of Point of Purchase (POP) locations, and; 3) delays at some of its issuing banks in obtaining approvals for programs for launch during the current program.

Cliff Wildes, Morgan Beaumont's CEO, stated, "We have invested a considerable amount of effort in the past quarter in hiring programmers. The company had hired four programmers, who subsequently accepted counteroffers from their current employers, which slowed the execution of our sales strategy. We also experienced setbacks with one large customer related to that customer's CTO having resigned, as well as difficulty with some of our issuing banks related to delays in the program approval process.

"We believe that we have addressed these issues and have made significant progress despite these obstacles," stated Wildes. "We have more than doubled sales this quarter over last and believe we will double sales again next quarter. We have also added new employees in Sales and moved to a more productive corporate headquarters. We anticipate no significant impediments to executing on our strategic plan and are working intensely to fulfill our mission and vision to become the leading provider of Stored Value and Debit Card Solutions in the US."

Morgan Beaumont, Inc. is a Technology Solutions Company located in Sarasota, Florida. The company is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. Morgan Beaumont is a MasterCard Third Party Processor (TPP). The company also has a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com .


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"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
Statements about the expected future prospects of our business, our outlook for earnings per share in 2004, statements about our outlook for internal revenue growth in 2004 and 2005, and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward- looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward- looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent- related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

Contact: Eric Jensen, President
Morgan Beaumont, Inc.
941-753-2875 Ext. 2007


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